(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Variable Products Trust

We consent to the use of our report dated February 13, 2020, with respect to the financial statements of Voya MidCap Opportunities Portfolio and Voya SmallCap Opportunities Portfolio, each a series of Voya Variable Products Trust, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

April 26, 2021